Exhibit 99.1

Press Release

PRGX Global, Inc. Announces First Quarter

2013 Financial Results

Highlights

•	Q1 revenue of $45.1M and Adjusted EBITDA of $4.4M, in line with previously announced ranges

•	Profit Optimization Q1 revenue reflects both sequential and year-over-year growth

•	Recovery Audit Services – Americas Q1 gross margin percentage increased over Q1 2012 despite revenue challenges, reflecting ongoing impact of the Service Delivery Model Redesign program

•	Awaiting results of bid for Centers for Medicare & Medicaid Services (CMS) Medicare Part A/B Recovery Audit Contractor (RAC) Program

ATLANTA, April 29, 2013 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the first quarter ended March 31, 2013.

“We had a tough quarter. Two of our three growth levers, including the core recovery audit business which is by far the largest part of our revenue, underperformed compared to the same quarter last year. Historically, our portfolio of clients and services has insulated us from volatility within and across our business segments. Q1 2013 represents the rare instance where multiple challenges worked against us. That said, we expect the remainder of the year to improve for our core business and for our profit optimization service line to continue to gain market traction. The financial performance of our healthcare business, which was expected to grow in 2013 under our current RAC Program subcontracts, will be largely dependent on the outcome of the CMS RAC Program rebid and the related transition timelines,” said Romil Bahl, president and chief executive officer.

“In our Recovery Audit Services segments, revenue was impacted by delays at key retail clients and in our commercial business. However, we expect the majority of this revenue will not be lost but rather shifted to later in the year. Our Europe/Asia-Pacific (EAP) business is still being affected by the tough macroeconomic environment in Europe that recently put three clients into bankruptcy. Our EAP leadership team has plans in place to both address revenue as well as drive efficiencies by deploying our global service delivery model,” continued Bahl.

“In our New Services segment, our Healthcare Claims Recovery Audit team dealt with claim delays resulting from Medicare claims processing system changes as well as a temporary drop in findings rates. The team restored the findings rates back to historical levels by quarter end, while also working on our proposal to CMS for the Medicare Part A/B RAC program rebid. We are committed to maximizing the recoveries we can generate for CMS under the current contract and eagerly await the results of the rebid,” said Bahl.

“Finally, the Profit Optimization team continued on the positive trajectory that it had coming out of 2012, including some nice wins in our newer services. Together our different teams are building a consolidated value proposition that is resonating with our clients and has us excited about the future,” concluded Bahl.

Consolidated Results for Three Months Ended March 31, 2013

Consolidated revenue for the first quarter of 2013 decreased 12.7% to $45.1 million compared to $51.6 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated first quarter revenue in 2013 decreased 11.9% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the first quarter of 2013 decreased 8.9% to $26.2 million compared to $28.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue decreased by 8.4% compared to 2012.

Recovery Audit Services – Europe/Asia-Pacific revenue for the first quarter of 2013 decreased 23.0% to $11.0 million compared to $14.3 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/Asia-Pacific revenue decreased by 21.4% compared to 2012.

New Services revenue for the first quarter of 2013 decreased 8.1% to $7.8 million compared to $8.5 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services. Revenue from New Services represented 17.4% of consolidated revenue for the first quarter of 2013 compared to 16.5% of consolidated revenue in the same period in the prior year.

Total cost of revenue for the first quarter of 2013 was $30.4 million, or 67.4% of revenue, compared to $34.2 million, or 66.3% of revenue, in the same period in the prior year. Total cost of revenue included decreases in both of our recovery audit segments driven by the expanded use of our Next-Generation Recovery Audit service model. Cost of revenue as a percentage of revenue declined in the Recovery Audit Services – Americas segment, but increased in the Company’s other two reporting segments. SG&A for the first quarter of 2013 was $11.7 million, or 26.0% of revenue, compared to $12.6 million, or 24.5% of revenue, in the same period in the prior year. Depreciation and amortization expenses were $3.3 million in the first quarter of 2013 compared to $3.8 million in the prior year first quarter. Net loss for the first quarter of 2013 was $(0.5) million, or $(0.02) per basic and diluted share, compared to net earnings of $0.3 million, or $0.01 per basic and diluted share, for the same period in 2012. Net cash provided by operating activities for the first quarter of 2013 was $0.8 million compared to $2.0 million in the first quarter of 2012. The decrease in net cash provided by operating activities is primarily due to lower operating income resulting from reduced revenue.

Adjusted EBITDA for the first quarter of 2013 was $4.4 million compared to $6.8 million of Adjusted EBITDA for the same period in 2012. The 2013 first quarter Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.3 million related to stock-based compensation, a $0.1 million charge for acquisition obligations classified as compensation, and $0.4 million of foreign currency losses on short-term intercompany balances. The comparable Adjusted EBITDA amount for the first quarter of 2012 excludes from EBITDA for such period a $1.4 million charge for stock-based compensation, $0.2 million in wage claim costs, $0.2 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation and $0.3 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Liquidity

At March 31, 2013, the Company had unrestricted cash and cash equivalents of $37.8 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $5.3 million, which represented the outstanding balance on a variable rate term loan due quarterly through December 2013, with a final payment due in January 2014.

First Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s first quarter 2013 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 33409158.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through June 30, 2013. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s plans and anticipated financial results for the remainder of 2013, the outcome of the rebid of Medicare RAC program contracts and associated transitions and resulting anticipated impacts on the Company’s financial results, and the expected benefits of the Company’s redesigned recovery audit service delivery model. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the outcome of the rebid of the Medicare RAC program contracts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2013. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$45,101	$51,649
Operating expenses:
Cost of revenue	30,407	34,218
Selling, general and administrative expenses	11,711	12,637
Depreciation of property and equipment	2,008	1,513
Amortization of intangible assets	1,276	2,327

Total operating expenses	45,402	50,695

Operating income (loss)	(301)	954
Foreign currency transaction (gains) losses on short-term intercompany balances	357	(339)
Interest expense (income), net	(217)	504

Earnings (loss) before income taxes	(441)	789

Income tax expense	56	497

Net earnings (loss)	$(497)	$292

Basic earnings (loss) per common share	$(0.02)	$0.01

Diluted earnings (loss) per common share	$(0.02)	$0.01

Weighted average common shares outstanding:
Basic	28,770	25,309

Diluted	28,770	25,765

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$37,787	$37,806
Restricted cash	129	65
Receivables:
Contract receivables, net	38,284	45,127
Employee advances and miscellaneous receivables, net	1,198	1,352

Total receivables	39,482	46,479

Prepaid expenses and other current assets	4,124	3,853

Total current assets	81,522	88,203

Property and equipment, net	19,555	19,574
Goodwill	13,611	13,669
Intangible assets, net	16,934	18,399
Deferred income taxes	1,630	1,552
Other assets	1,742	2,189

Total assets	$134,994	$143,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,674	$14,136
Accrued payroll and related expenses	13,652	20,874
Refund liabilities and deferred revenue	8,639	8,530
Current portion of debt	5,250	3,000
Business acquisition obligations	3,098	4,218

Total current liabilities	42,313	50,758
Long-term debt	—	3,000
Noncurrent business acquisition obligations	—	2,479
Other long-term liabilities	2,276	2,697

Total liabilities	44,589	58,934

Shareholders’ equity:
Common stock	289	279
Additional paid-in capital	600,769	594,045
Accumulated deficit	(513,697)	(513,200)
Accumulated other comprehensive income	3,044	3,528

Total shareholders’ equity	90,405	84,652

Total liabilities and shareholders’ equity	$134,994	$143,586

Reconciliation of Net Earnings (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Reconciliation of net earnings (loss) to EBIT, EBITDA and Adjusted EBITDA:
Net earnings (loss)	$(497)	$292

Income tax expense	56	497
Interest expense (income), net	(217)	504

EBIT	(658)	1,293

Depreciation of property and equipment	2,008	1,513
Amortization of intangible assets	1,276	2,327

EBITDA	2,626	5,133
Foreign currency transaction (gains) losses on short-term intercompany balances	357	(339)
Acquisition obligations classified as compensation	56	101
Transformation severance and related expenses	—	242
Wage claim costs	—	249
Stock-based compensation	1,318	1,401

Adjusted EBITDA	$4,357	$6,787

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$(497)	$292
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	3,284	3,840
Amortization of deferred debt costs	46	46
Stock-based compensation expense	1,318	1,401
Foreign currency transaction (gains) losses on short-term intercompany balances	357	(339)
Decrease in receivables	6,670	1,187
Decrease in accounts payable, accrued payroll and other accrued expenses	(9,338)	(5,482)
Other, primarily changes in assets and liabilities	(991)	1,029

Net cash provided by operating activities	849	1,974

Cash flows from investing activities:
Business acquisitions	—	(997)
Purchases of property and equipment, net of disposals	(2,207)	(1,967)

Net cash used in investing activities	(2,207)	(2,964)

Cash flows from financing activities:
Net proceeds from issuance of common stock	4,118	—
Other, net	(2,500)	(1,571)

Net cash provided by (used in) financing activities	1,618	(1,571)

Effect of exchange rates on cash and cash equivalents	(279)	416

Net decrease in cash and cash equivalents	(19)	(2,145)

Cash and cash equivalents at beginning of period	37,806	20,337

Cash and cash equivalents at end of period	$37,787	$18,192

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012	Change
Revenue
Recovery Audit Services - Americas	$26,242	$28,813	$(2,571)
Recovery Audit Services - Europe/Asia-Pacific	11,017	14,305	(3,288)
New Services	7,842	8,531	(689)

Total	$45,101	$51,649	$(6,548)

Cost of revenue
Recovery Audit Services - Americas	$14,350	$15,952	$1,602
Recovery Audit Services - Europe/Asia-Pacific	9,245	11,075	1,830
New Services	6,812	7,191	379

Total	$30,407	$34,218	$3,811

Selling, general and administrative expenses
Recovery Audit Services - Americas	$4,320	$4,862	$542
Recovery Audit Services - Europe/Asia-Pacific	517	1,251	734
New Services	1,481	1,397	(84)
Corporate	5,393	5,127	(266)

Total	$11,711	$12,637	$926

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,368	$915	$(453)
Recovery Audit Services - Europe/Asia-Pacific	112	40	(72)
New Services	528	558	30

Total	$2,008	$1,513	$(495)

Amortization of intangible assets
Recovery Audit Services - Americas	$698	$1,586	$888
Recovery Audit Services - Europe/Asia-Pacific	396	539	143
New Services	182	202	20

Total	$1,276	$2,327	$1,051

Operating income (loss)
Recovery Audit Services - Americas	$5,506	$5,498	$8
Recovery Audit Services - Europe/Asia-Pacific	747	1,400	(653)
New Services	(1,161)	(817)	(344)
Corporate	(5,393)	(5,127)	(266)

Total	$(301)	$954	$(1,255)

Adjusted EBITDA
Recovery Audit Services - Americas	$7,572	$8,338	$(766)
Recovery Audit Services - Europe/Asia-Pacific	1,255	2,036	(781)
New Services	(395)	139	(534)
Corporate	(4,075)	(3,726)	(349)

Total	$4,357	$6,787	$(2,430)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.